European Bank for Reconstruction and Development - DSTRBRPT

Exhibit (d)(iv)

EU MiFID II product governance / professional investors and ECPs only target market - Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “EU MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to EU MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “manufacturer” means the Dealer.

European Bank for Reconstruction and Development (the “Issuer”) does not fall under the scope of application of EU MiFID II. Consequently, the Issuer does not qualify as an “investment firm”, “manufacturer” or “distributor” for the purposes of EU MiFID II.

UK MiFIR product governance / professional investors and ECPs only target market - Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended, only; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “manufacturer” means the Dealer.

The Issuer does not fall under the scope of application of UK MiFIR. Consequently, the Issuer does not qualify as an “investment firm”, “manufacturer” or “distributor” for the purposes of UK MiFIR.

PRICING SUPPLEMENT

26 August 2025

European Bank for Reconstruction and Development
BRL 445,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) (the “Notes”) (to be consolidated and form a single series with the Issuer’s BRL 500,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 2 February 2022, the Issuer’s BRL 75,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 23 March 2023, the Issuer’s BRL 75,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 24 October 2023, the Issuer’s BRL 75,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 10 May 2024, the Issuer’s BRL 100,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 6 January 2025, the Issuer’s BRL 75,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 24 February 2025, the Issuer’s BRL 140,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 7 March 2025, the Issuer’s BRL 140,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 20 March 2025, the Issuer’s BRL 100,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 17 April 2025, the Issuer’s BRL 75,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 18 June 2025) and the Issuer’s BRL 75,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 19 August 2025)

issued pursuant to the European Bank for Reconstruction and Development
EUR 60,000,000,000 Global Medium Term Note Programme for the issue of notes

PART A – CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 3 July 2012, as supplemented by the Supplementary Offering Circulars dated 22 July 2019 and 13 June 2024 (together, the “Offering Circular”). This Pricing Supplement must be read in conjunction with the Offering Circular. Full information on the Notes is only available on the basis of the combination of this Pricing Supplement and the Offering Circular. The Offering Circular is available for viewing and copies may be obtained from the Issuer at 5 Bank Street, London, E14 4BG, United Kingdom.

SUMMARY OF THE NOTES
1	Specified Currency:	Brazilian Real (“BRL”), the lawful currency of the Federative Republic of Brazil, provided that all payments in respect of the Notes will be made in United States Dollars (“USD”) only, subject to in accordance with the provisions set out in the Annex hereto.
2	Nominal Amount:	BRL 445,000,000
3	Type of Note:	Zero Coupon
4	Issue Date:	28 August 2025
5	Issue Price:	48.55 per cent. of the Nominal Amount, payable in USD
6	Maturity Date:	2 February 2032, subject to the provisions set out in the Annex hereto, and subject to the Business Day Convention specified below.

7	Fungible with existing Notes:	Yes. The Notes will be consolidated and form a single series with the Issuer’s BRL 500,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 2 February 2022, the Issuer’s BRL 75,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 23 March 2023, the Issuer’s BRL 75,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 24 October 2023, the Issuer’s BRL 75,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 10 May 2024, the Issuer’s BRL 100,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 6 January 2025, the Issuer’s BRL 75,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 24 February 2025, the Issuer’s BRL 140,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 7 March 2025, the Issuer’s BRL 140,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 20 March 2025, the Issuer’s BRL 100,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 17 April 2025, the Issuer’s BRL 75,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 18 June 2025 and the Issuer’s BRL 75,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 19 August 2025, on the Issue Date.
FORM OF THE NOTES
8	Form of Note:	Registered
9	New Global Note:	No
10	Specified Denomination(s):	BRL 5,000
11	Exchange of Bearer Notes:	Not Applicable
12	(a) Talons for future Coupons to be attached to definitive Bearer Notes:	Not Applicable
	(b) Date(s) on which the Talons mature:	Not Applicable

13	(a) Depositary for and registered holder of Registered Global Note:	Registered Global Note to be deposited with a common depositary for Euroclear and Clearstream, Luxembourg and registered in the name of Citivic Nominees Limited as nominee for the common depositary.
	(b) Exchange of Registered Global Note:	Registered Global Note will only be exchangeable for definitive Registered Notes upon 45 days’ written notice in the limited circumstances as described on page 42 of the Offering Circular.

PROVISIONS RELATING TO INITIAL PAYMENT
14	Partly Paid Notes:	No
PROVISIONS RELATING TO INTEREST
15	Interest Commencement Date:	Not Applicable
16	Fixed Rate Notes:	Not Applicable
17	Zero Coupon Notes:
	(a) Accrual Yield:	10.00 per cent. per annum
	(b) Reference Price:	38.55 per cent. of the Nominal Amount
	(c) Other formula or basis for determining Amortised Face Amount:	Not Applicable
	(d) Business Day Convention:	Following Business Day
	(e) Day Count Fraction in relation to Early Redemption Amounts and late payment:	Conditions 5(d)(iii) and 5(h) apply.
18	Floating Rate Notes and Indexed Notes:	Not Applicable
PROVISIONS REGARDING PAYMENTS/DELIVERIES
19	Definition of “Payment Day” for the purpose of Condition 6(e) if different to that set out in Condition 6:	Condition 6(e) applies, subject to the provisions of the Annex hereto and, for the avoidance of doubt, Brazil (as defined in the Annex hereto) shall be the principal financial centre. London and New York City shall be additional business centres.
20	Dual Currency Notes:	Not Applicable
21	Physically Settled Notes:	Not Applicable
PROVISIONS REGARDING REDEMPTION/MATURITY
22	(a) Redemption at Issuer’s option:	No
	(b) Redemption at Noteholder’s option:	No

23	(a) Final Redemption Amount for each Note (other than an Indexed or Formula Note where the index or formula applies to the redemption amount):	100.00 per cent. per Specified Denomination, payable in USD and subject to the provisions set out in the Annex hereto.
	(b) Final Redemption Amount for each Indexed Note where the Index or Formula applies to the Final Redemption Amount:	Not Applicable
24	Instalment Note:	Not Applicable
25	Early Redemption Amount for each Note payable on an event of default:	Condition 5(d) applies, subject to the provisions set out in the Annex hereto.
DISTRIBUTION, CLEARING AND SETTLEMENT PROVISIONS
26	Method of distribution:	Non-syndicated
27	If Syndicated, names and addresses of Managers or, if Non-Syndicated name and address of Dealer:	Goldman Sachs International Plumtree Court 25 Shoe Lane London EC4A 4AU United Kingdom
28	Date of Syndication Agreement:	Not Applicable
29	Stabilising Manager(s):	None
30	Additional selling restrictions:

The Federative Republic of Brazil:

The Dealer acknowledges that the Notes have not been and will not be issued nor placed, distributed, offered or negotiated in the Brazilian capital markets. Neither the Issuer of the Notes nor the issuance of the Notes has been registered with the Brazilian Securities and Exchange Commission (Commisáo de Valores Mobiliários, the CVM). Therefore, the Dealer has represented and agreed that it has not offered or sold, and will not offer or sell, the Notes in Brazil, except in circumstances which do not constitute a public offering, placement, distribution or negotiation of securities in the Brazilian capital markets regulated by Brazilian legislation.

31	Details of additional/alternative clearing system approved by the Issuer and the Agent:	Euroclear and Clearstream, Luxembourg only

32	Intended to be held in a manner which would allow Eurosystem eligibility:	No
33	Common Code:	243863171
	ISIN Code:	XS2438631710
34	Listing:	Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to the Official List of the Luxembourg Stock Exchange and to be admitted to trading on the Regulated Market of the Luxembourg Stock Exchange.
35	In the case of Notes denominated in the currency of a country that subsequently adopts the euro in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, whether the Notes will include a redenomination clause providing for the redenomination of the Specified Currency in euro (a “Redenomination Clause”), and, if so specified, the wording of the Redenomination Clause in full and any wording in respect of redenominalisation and/or consolidation (provided they are fungible) with other Notes denominated in euro:	Not Applicable
36	Additional Information:	The provisions set out in the Annex hereto shall apply to the Terms and Conditions in accordance herewith.
37	Total Commissions:	Not Applicable

This Pricing Supplement comprises the pricing supplement required for issue and admission to trading on the Regulated Market of the Luxembourg Stock Exchange of the Notes described herein pursuant to the Euro 60,000,000,000 Global Medium Term Note Programme of European Bank for Reconstruction and Development as from 28 August 2025, or as soon as practicable thereafter.

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in this Pricing Supplement other than the information contained under the headings “EU MiFID II product governance / professional investors and ECPs only target market” and “UK MiFIR product governance / professional investors and ECPs only target market”.

For and on behalf of

EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

By:	/s/ Stefan Filip
Authorised signatory

PART B – OTHER INFORMATION

1	LISTING

Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the Regulated Market of the Luxembourg Stock Exchange and listed on the Official List of the Luxembourg Stock Exchange with effect from 28 August 2025 or as soon as practicable thereafter. No assurance can be given that such listing and admission to trading will be obtained on such date, or, if obtained, that it will be maintained.

The Notes will be consolidated and form a single series with the existing issues of BRL 500,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 2 February 2022, the Issuer’s BRL 75,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 23 March 2023, the Issuer’s BRL 75,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 24 October 2023, the Issuer’s BRL 75,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 10 May 2024, the Issuer’s BRL 100,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 6 January 2025, the Issuer’s BRL 75,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 24 February 2025, the Issuer’s BRL 140,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 7 March 2025, the Issuer’s BRL 140,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 20 March 2025, the Issuer’s BRL 100,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 17 April 2025, the Issuer’s BRL 75,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 18 June 2025 and the Issuer’s BRL 75,000,000 Zero Coupon Notes due 2 February 2032 (payable in United States Dollars) issued on 19 August 2025, which are admitted to trading on the Regulated Market of the Luxembourg Stock Exchange and listed on the Official List of the Luxembourg Stock Exchange.

2	RATINGS	The Issuer and/or its debt obligations have been assigned an AAA credit rating from S&P Global Ratings Europe Limited (“S&P”), an Aaa credit rating from Moody’s Investors Service Ltd. (“Moody’s”) and an AAA credit rating from Fitch Ratings Ltd. (“Fitch”). As defined by S&P, an “AAA” rating means that the ability of the Issuer to meet its financial commitment on its obligations is extremely strong. As defined by Moody’s, an “Aaa” rating means that the Issuer’s ability to meet its financial obligations is judged to be of the highest quality, with minimal credit risk. As defined by Fitch, an “AAA” rating denotes the lowest expectation of credit risk and means that the Issuer has an exceptionally strong capacity for timely payment of its financial commitments.

3	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE
Save as discussed in the section headed “Subscription and Sale” in the Offering Circular, so far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.
4	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES
	(i) Reasons for the offer:	The net proceeds of the issue of the Notes (which is expected to be the USD equivalent of BRL 216,047,500) will be included in the ordinary capital resources of the Issuer and used in its ordinary operations.
	(ii) Estimated net proceeds:	BRL 216,047,500, which for the avoidance of doubt, will be paid in USD in the amount of USD 39,352,914.39.
	(iii) Estimated total expenses:	£5,000

Annex

Calculation of Early Redemption Amount and Final Redemption Amount

The Early Redemption Amount and the Final Redemption Amount, as applicable, per Specified Denomination will be payable in USD on the Maturity Date or the Early Redemption Date (if any), as applicable, and determined by the Calculation Agent as follows, on the corresponding Rate Fixing Date:

Specified Denomination divided by the Reference Rate rounded to the nearest cent with USD 0.005 being rounded up

The Calculation Agent shall notify the Issuer and the Agent (who shall in turn notify the Noteholders) of its determination of the Final Redemption Amount and Early Redemption Amount per Specified Denomination on the Maturity Date or Early Redemption Date (as applicable), as soon as practicable after such determination (but in no event later than the Business Day immediately following the relevant Rate Fixing Date).

If the PTAX Rate is not available for any reason on Bloomberg page <USDBRL PTAX> <Curncy> or on any successor page or on the web site of the Central Bank of Brazil (https://www.bcb.gov.br/en) on the applicable Rate Fixing Date, then the Calculation Agent shall determine that a Price Source Disruption Event (a "Price Source Disruption Event") has occurred, and shall promptly inform the Issuer and Agent (who shall in turn notify the Noteholders) of such occurrence. Following the determination of the occurrence of a Price Source Disruption Event, Noteholders will not be entitled to any amounts in respect of the Notes until the earlier to occur of (i) the day falling four (4) Business Days after the day on which the Issuer is notified by the Calculation Agent that a Price Source Disruption Event no longer subsists and (ii) the Postponed Maturity Date or the Postponed Early Redemption Date, as the case may be.

If on the tenth (10th) Business Day following determination of the occurrence of a Price Source Disruption Event the PTAX Rate is still unavailable then the Reference Rate shall be the average of such firm quotes (expressed as the number of BRL per one USD) from four Reference Dealers as the Calculation Agent is able to obtain for the sale of BRL and the purchase of USD at or about 1:15 p.m. São Paulo time on the applicable Rate Fixing Date for settlement two (2) Brazil Business Days thereafter, provided, however, that if fewer than four (4) (but at least two (2)) Reference Dealers provide such firm quotes then the average of the quotes actually obtained shall apply. If none, or only one, of the Reference Dealers provides such a firm quote, the Reference Rate will be determined by the Calculation Agent in its sole discretion, acting in good faith and in a commercially reasonable manner;

For the purposes of these provisions:

“Brazil” means any of Sao Paulo, Rio de Janeiro or Brasilia.

“Brazil Business Day” means a day (other than a Saturday and a Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in Brazil.

“Business Day” means a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in each of Brazil, London and New York City.

"Calculation Agent" means Goldman Sachs International in accordance with the calculation agency agreement between the European Bank for Reconstruction and Development and Bank, and Goldman Sachs International dated 3 November 2006 (as amended and/or supplemented from time to time, the "Calculation Agency Agreement"). All references to the Calculation Agent shall include any successors to Goldman Sachs International as Calculation Agent in respect of the Notes. The determination by the Calculation Agent of any amount or of any state of affairs, circumstance, event or other matter, or the formation of any opinion or the exercise of any discretion required or permitted to be determined, formed or exercised by the Calculation Agent under the Notes and pursuant to the Calculation Agency Agreement shall (in the absence of manifest error) be final and binding on all parties (including, but not limited to, the Issuer and the Noteholders) and shall be made in its sole discretion in good faith and in a commercially reasonable manner in accordance with the Calculation Agency Agreement. In performing its duties under the Notes, the Calculation Agent shall act in accordance with the Calculation Agency Agreement.

“Early Redemption Date” means the date on which the Notes become due and payable pursuant to Conditions 5(d) and 9.

“PTAX Rate” means BRL/USD foreign exchange rate, expressed as the number of BRL per one USD announced by the Banco Central do Brasil by approximately 1:15 p.m., São Paulo time, on the applicable Rate Fixing Date and published on Bloomberg page <USDBRL PTAX> <Curncy> or on any successor page or on the web site of the Central Bank of Brazil (https://www.bcb.gov.br/en) or on any successor web site, provided that the PTAX Rate found on the Central Bank website shall prevail in case of conflict with the PTAX Rate appearing on Bloomberg page <USDBRL PTAX> <Curncy>.

“Postponed Early Redemption Date” means the tenth (10th) Business Day following the Early Redemption Date (if any).

“Postponed Maturity Date” means the tenth (10th) Business Day following the originally scheduled Maturity Date.

"Rate Fixing Date" means the date which is four (4) Business Days before the applicable Maturity Date or Early Redemption Date (as applicable). If a Price Source Disruption Event occurs or otherwise subsists on such day, the Rate Fixing Date shall be the earlier of (i) the Business Day on which the Issuer is notified by the Calculation Agent that a Price Source Disruption Event no longer subsists and (ii) the day which is four (4) Business Days prior to the applicable Postponed Early Redemption Date (if any) or Postponed Maturity Date as the case may be.

"Reference Dealers" means leading dealers, banks or banking corporations which regularly deal in the USD/BRL exchange market as selected by the Calculation Agent in its sole discretion, acting in good faith and in a commercially reasonable manner; and

"Reference Rate" means the reciprocal number of the ask side of PTAX Rate, provided that such number (expressed as the number of BRL per one USD) shall be rounded to the nearest two decimal places with 0.005 being rounded up.